        Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
AMN Healthcare Services, Inc., a Delaware corporation, has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (“common stock”). References herein to the “Company,” “we,” “us” and “our” refer to AMN Healthcare Services, Inc. and not any of its subsidiaries.
The following description of our capital stock summarizes certain provisions of our second amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated by-laws (our “by-laws”). The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our by-laws, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. Our by-laws provide that, at any meeting of our stockholders at which a quorum is present, except as otherwise provided by applicable law or regulation or by our certificate of incorporation or by-laws, all matters (other than the election of directors) will be decided by the affirmative vote of a majority in voting power of shares present in person or represented by proxy and entitled to vote thereon. Our by-laws provide that, at any meeting of our stockholders for the election of one or more directors at which a quorum is present, except as otherwise required by applicable law or by our certificate of incorporation, each director will be elected by the vote of a majority of the votes cast with respect to the director; provided that if, as of a date that is 10 days in advance of the date on which we file our definitive proxy statement with the Securities and Exchange Commission, the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors (our “board”) out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Our stockholders have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by us. There are no sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which may be issued in the future.
Preferred Stock
Our preferred stock may be issued from time to time in one or more series. Our board is authorized to fix the dividend rights (including whether dividends are cumulative or non-cumulative), dividend rates, any conversion rights or rights of exchange, any voting rights, rights and terms of redemption, the redemption price or prices, the payments in the event of liquidation, sinking fund provisions, and any other rights, preferences, privileges, and restrictions of any series of preferred stock and the number of shares constituting such series and their designation.
Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Certain Certificate of Incorporation, By-Law and Statutory Provisions
The provisions of our certificate of incorporation and our by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.
Election and Removal of Directors
Our by-laws provide that our board must consist of one or more directors. The exact number of directors will be determined from time to time by resolution of our board. Each director will hold office until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. Any or all of the directors may be removed with or without cause by vote of the holders of a majority of the shares then entitled to vote at an election of directors.
Vacancies on our Board of Directors
Our by-laws provide that, unless otherwise provided by applicable law or our certificate of incorporation and subject to the rights of the holders of any outstanding series of preferred stock, any newly created directorships resulting from an increase in the number of directors or any vacancies in our board resulting from death, resignation, retirement, disqualification, removal or otherwise may be filled by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director.
Limitation on Liability of Directors and Officers; Indemnification of Directors and Officers
Our certificate of incorporation provides that no director or officer of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Company, except that our certificate of incorporation does not eliminate or limit the liability of:
•a director or officer for any breach of the duty of loyalty to the Company or its stockholders;
•a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•a director under Section 174 of the DGCL (relating to unlawful dividends, stock repurchases, or stock redemptions);
•a director or officer for any transaction from which the director or officer derived any improper personal benefits; or
•an officer in any action by or in the right of the Company.
In addition, our certificate of incorporation and our by-laws provide that we must indemnify directors and officers to the extent not prohibited by applicable law and that persons who are not directors or officers may be similarly indemnified in respect of service to the Company at the request of the Company to the extent our board specifies that such persons are entitled to such benefits. Further, our certificate of incorporation and our by-laws provide that we must advance expenses, including attorneys’ fees, incurred by a director or officer in connection with any proceeding upon our receipt of an undertaking by such person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by us for such expenses.
Action by Stockholders Without a Meeting
Our by-laws provide that stockholders may take action without a meeting of stockholders only if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent in writing to such action. Our by-laws require that any person seeking to have the stockholders authorize or take corporate action by written consent must deliver a written notice to our secretary and request that a record date be fixed for such purpose. No written consent will be effective to take the specified corporate action unless written consents signed by a sufficient number of holders to take such action are delivered to us within 60 days of the earliest dated consent delivered to us.

Special Meetings of Stockholders
Our by-laws provide that special meetings of stockholders may be called only by (i) the board or (ii) the holders of record, or beneficial holders, who for at least one year continuously own in the aggregate not less than 15% of the outstanding shares of common stock prior to the date such request is delivered to our secretary, subject to certain other additional requirements set forth in our by-laws.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our by-laws establish advance notice procedures for:
•stockholders to nominate candidates for election as a director; and
•stockholders to propose topics at stockholders’ meetings.
Stockholders must notify our secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business 120 days prior to the annual meeting and not later than the close of business on the later of 90 days prior to the annual meeting and 10 days following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than the close of business 120 days prior to the special meeting and not later than the close of business on the later of 90 days prior to the special meeting and 10 days following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. A stockholder may nominate for election at a meeting a number of nominees not to exceed the number of directors to be elected at such meeting. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Proxy Access
Our by-laws provide that a stockholder, or a group of up to 20 stockholders, that has continuously owned for at least three years a number of shares of our stock that represents at least 3% of the voting power of all shares of our stock issued and outstanding and entitled to vote in the election of directors may nominate and include in our annual meeting proxy materials a number of director nominees not to exceed the greater of two individuals or 20% of the number of directors then serving on the board of directors. Such nominations are subject to additional requirements set forth in our by-laws, including the requirement that our secretary must receive notice of such nominations not less than 120 days nor more than 150 days prior to the first anniversary of the filing date of our definitive proxy statement for the prior year’s annual meeting of stockholders.
Exclusive Forum
Our by-laws provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our by-laws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.
Anti-Takeover Provisions of Delaware Law
In general, Section 203 of the DGCL prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined in the DGCL) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our certificate of incorporation, we have opted out of the provisions of Section 203.

Listing
Our common stock trades on the New York Stock Exchange under the symbol “AMN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company.

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